(h)(12)

ADMINISTRATIVE SERVICES SUB-CONTRACT

This Administrative Services Sub-Contract (this “Sub-Contract”) effective as of May 1, 2015, by and between Directed Services, LLC, a Delaware limited liability company (“DSL”), and Voya Investments, LLC, an Arizona limited liability company (“VIL” or the “Sub-Administrator”).

WHEREAS, DSL and Voya Partners, Inc., a Maryland corporation (the “Corporation”), have entered into that certain Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015 (the “Investment Management Agreement”), a copy of which has been delivered to VIL; and

WHEREAS, pursuant to the Investment Management Agreement, DSL provides advisory, management, administrative and other services to the Corporation; and

WHEREAS, DSL desires that certain management, administrative and other services that are currently being provided by DSL to the Corporation pursuant to the Investment Management Agreement instead be provided to the Corporation by VIL on behalf of DSL pursuant to this Sub-Contract; and

WHEREAS, VIL desires to provide such services to the Corporation; and

WHEREAS, the Board of Directors of the Corporation has approved the provision of such services to the Corporation by VIL on behalf of DSL, and

WHEREAS, it is the intention of DSL and VIL that the cost of the advisory, management, administrative and other services provided by DSL pursuant to the Investment Management Agreement shall not be increased as a result of this Sub-Contract, and that the nature and level of the advisory, management, administrative and other services provided to the Corporation not be reduced or modified in any way as a result of this Sub-Contract;

NOW, THEREFORE, it is hereby agreed among the parties as follows:

1.                                     Engagement of VIL.  DSL hereby engages VIL, for the period and on the terms set forth in this Sub-Contract, to provide to the Corporation on DSL’s behalf the management, administrative and other services set forth in Section 2 hereof with respect to each series of the Corporation listed on Schedule A (individually and collectively referred to herein as “Series”).  The Sub-Administrator accepts such appointment and agrees to render such services as set forth herein.  The appointment shall be effective as of 12:00 am, May 1, 2015.  In performing services hereunder, VIL agrees that it will be subject to the general supervision and direction of the Board of Directors of the Corporation.

In the event the Corporation establishes and designates additional series with respect to which it retains DSL to provide services under the Investment Management Agreement, DSL may request that the Sub-Administrator provide certain of such services to the

Corporation on behalf of DSL under this Sub-Contract.  If the Sub-Administrator is willing to render such services, it shall notify DSL and the Corporation in writing or amend Schedule A to this Sub-Contract, whereupon such additional series shall become a Series hereunder.

2.                                     Services of the Sub-Administrator.  Subject to the general supervision of the Board of Directors of the Corporation, the Sub-Administrator shall provide to the Corporation on the behalf of DSL the services set forth in Sub-Sections 2(g), (h), (i) and (j) of the Investment Management Agreement.  In addition, VIL shall render such other services as are necessary to ensure that the administrative services rendered by the Sub-Administrator to the Corporation hereunder include all non-advisory services currently being provided by DSL to the Corporation.

3.                                     Compensation of Sub-Administrator.  Each month during the term hereof, DSL shall pay a portion of the fees received by DSL pursuant to the Investment Management Agreement to the Sub-Administrator as payment for the Sub-Administrator’s services hereunder.  Such portion of the Fee shall be separately agreed to between DSL and the Sub-Administrator and shall be paid directly to the Sub-Administrator by DSL within 10 days after each month end.

4.                                     Conformity with Applicable Law.  The Sub-Administrator, in the performance of its duties and obligations under this Sub-Contract, shall act in conformity with the registration statement of the Corporation and with the instructions and directions of the Board of Directors of the Corporation and will conform to, and comply with, the requirements of the Investment Company Act of 1940 Act (the “1940 Act”) and all other applicable federal and state laws and regulations.

5.                                     Exclusivity.  The services of the Sub-Administrator to the Corporation under this Sub-Contract are not to be deemed exclusive, and the Sub-Administrator, or any affiliate thereof, shall be free to render similar services to other investment companies and other clients (whether or not their investment objectives and policies are similar to those of any of the Series) and to engage in other activities, so long as its services hereunder are not impaired thereby.

6.                                     Expenses.  During the term of this Sub-Contract, the Sub-Administrator will pay all expenses incurred by it in connection with its activities under this Sub-Contract, except expenses that are to be paid by the Corporation or DSL under the Investment Management Agreement, any expenses that are assumed by a Series’ investment adviser pursuant to an investment management agreement or by a Series’ sub-adviser pursuant to a sub-advisory agreement, and any expenses paid directly by shareholders of the Corporation pursuant to the Corporation’s Rule 12b-1 Distribution Plan or Shareholder Servicing Sub-Contract (as those terms are used in the Investment Management Agreement).  To the extent the Sub-Administrator pays any costs or expenses on behalf of the Corporation or DSL, which expenses are the responsibility of the Corporation or DSL, DSL shall promptly reimburse the Sub-Administrator for such costs and expenses.

7.                                     Liability of the Sub-Administrator.  The Sub-Administrator may rely on information reasonably believed by it to be accurate and reliable.  Except as may otherwise be required by the 1940 Act or the rules thereunder, neither the Sub-Administrator nor its stockholders, officers, directors, employees, or agents shall be subject to any liability for, or any damages, expenses, or losses incurred in connection with, any act or omission connected with or arising out of any services rendered under this Sub-Contract, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of the Sub-Administrator’s duties, or by reason of reckless disregard of the Sub-Administrator’s obligations and duties under this Sub-Contract.  The liability incurred by the Sub-Administrator pursuant to this Section 7 in any year shall be limited to the revenues of the Sub-Administrator derived from DSL in that fiscal year of the Corporation.  The Sub-Administrator shall look solely to Corporation property for satisfaction of claims of any nature against the Corporation or a trustee, officer, employee or agent of the Corporation arising in connection with the affairs of the Corporation.  Moreover, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a Series, shall be enforceable against the assets and property of that Series only, and not against the assets or property of any other Series of the Corporation.

8.                                     Continuation and Termination.  This Sub-Contract shall become effective on the date first written above.  Unless terminated as provided herein, this Sub-Contract shall continue in full force and effect for so long as DSL provides services under the Investment Management Agreement with respect to any Series.  This Sub-Contract may be terminated by DSL, without the payment of any penalty, on sixty (60) days’ written notice to the Sub-Administrator, in its entirety or as to one or more Series to the same extent that DSL is so terminated by the Corporation under the Investment Management Agreement.  VIL may terminate this contract, without the payment of any penalty, on sixty (60) days’ written notice to DSL, in its entirety or as to one or more Series.

9.                                     Counterparts.  This Sub-Contract may be executed in one or more counterparts, each of which shall be deemed to be an original.

10.                              Continuation of DSL Duties.  Nothing in this Contract shall be deemed to limit or modify the duties and liabilities of DSL under the Investment Management Agreement.

11.                              Records.  The Sub-Administrator agrees to maintain and preserve for the periods described under the 1940 Act any such records as are required to be maintained by DSL and/or the Sub-Administrator with respect to the Series by the 1940 Act.  The Sub-Administrator further agrees that all records which it maintains for the Series are the property of the Corporation and it will promptly surrender any of such records upon request.

12.                              Miscellaneous.

(a)                                  This Sub-Contract shall be governed by the laws of the State of Delaware, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rules or order of the SEC thereunder.

(b)                                  If any provision of this Sub-Contract shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Sub-Contract shall not be affected thereby and, to this extent, the provisions of this Sub-Contract shall be deemed to be severable.

(c)                                  The captions of this Sub-Contract are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)                                  The parties acknowledge that the Corporation is a third party beneficiary of this Contract.

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IN WITNESS WHEREOF, the parties have executed this Sub-Contract below.

VOYA INVESTMENTS, LLC		DIRECTED SERVICES, LLC

By:	/s/ Todd Modic	By:	/s/ Kimberly A. Anderson
	Todd Modic		Kimberly A. Anderson
	Senior Vice President		Senior Vice President

SCHEDULE A

to the

ADMINISTRATIVE SERVICES SUB-CONTRACT

between

DIRECTED SERVICES, LLC

and

VOYA INVESTMENTS, LLC

Name of Series

Voya Aggregate Bond Portfolio

VY® American Century Small-Mid Cap Value Portfolio

VY® Baron Growth Portfolio

VY® Columbia Contrarian Core Portfolio

VY® Columbia Small Cap Value II Portfolio

VY® Fidelity VIP Contrafund Portfolio

VY® Fidelity VIP Equity Income Portfolio

VY® Fidelity VIP Mid Cap Portfolio

Voya Global Bond Portfolio

Voya Index Solution 2015 Portfolio

Voya Index Solution 2020 Portfolio

Voya Index Solution 2025 Portfolio

Voya Index Solution 2030 Portfolio

Voya Index Solution 2035 Portfolio

Voya Index Solution 2040 Portfolio

Voya Index Solution 2045 Portfolio

Voya Index Solution 2050 Portfolio

Voya Index Solution 2055 Portfolio

Voya Index Solution 2060 Portfolio

Voya Index Solution Income Portfolio

VY® Invesco Comstock Portfolio

VY® Invesco Equity and Income Portfolio

VY® JPMorgan Mid Cap Value Portfolio

VY® Oppenheimer Global Portfolio

VY® Pioneer High Yield Portfolio

Voya Solution 2015 Portfolio

Voya Solution 2020 Portfolio

Voya Solution 2025 Portfolio

Voya Solution 2030 Portfolio

Voya Solution 2035 Portfolio

Voya Solution 2040 Portfolio

Name of Series (continued)

Voya Solution 2045 Portfolio

Voya Solution 2050 Portfolio

Voya Solution 2055 Portfolio

Voya Solution 2060 Portfolio

Voya Solution Aggressive Portfolio

Voya Solution Balanced Portfolio

Voya Solution Conservative Portfolio

Voya Solution Income Portfolio

Voya Solution Moderately Aggressive Portfolio

Voya Solution Moderately Conservative Portfolio

VY® T. Rowe Price Diversified Mid Cap Growth Portfolio

VY® T. Rowe Price Growth Equity Portfolio

VY® Templeton Foreign Equity Portfolio